Exhibit 99.1

News Release                                                          Source: Acquired Sales Corp.

ACQUIRED SALES CORP. AGREES TO SELL COGILITY

LAKE FOREST, Ill., Jan __, 2013 (BUSINESS WIRE) -- Acquired Sales Corp. (OTCQB: AQSP) announced that it has entered into a definitive Stock Purchase Agreement to sell its subsidiary Cogility Software Corporation ("Cogility") to privately held Drumright Group, LLC.  The sale, which is subject to certain conditions set forth in the Stock Purchase Agreement, is expected to close on or about February 11, 2013.

As the sale consideration, Acquired Sales Corp. expects to receive three cash payments: an amount equal to $4,000,000 less the aggregate liabilities of Cogility on the closing date; $1,500,000 on the six month anniversary of the closing date subject to a possible delay as set forth in the Agreement; and $1,500,000 on the one year anniversary of the closing date.

Acquired Sales Corp. expects to be responsible for all expenses of Cogility, and expects to collect all accounts receivable in regard to work completed by Cogility, through January 31, 2013, with expenses and revenue transitioning to the new owner thereafter.

Cautionary Statements Regarding Forward-Looking Information - This release may contain forward-looking statements, including statements about Acquired Sales Corp. and Cogility Software Corporation. These forward-looking statements involve risks and uncertainties. No assurance can be given that the contemplated sale described in this release will be consummated. Other factors that may cause actual events, results or earnings to differ materially from these forward-looking statements include those discussed in filings that Acquired Sales Corp. makes with the U.S. Securities and Exchange Commission, including the risk factors described in the Form 10-K which was filed with the SEC on March 30, 2012. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this release.

Contact:   Xavier Hermosillo (310) 344–1494
Acquired Sales Corp. and Cogility Software Corporation
AQSP.IR@gmail.com